Exhibit 99.2

P.O. Box 7704 Charlottesville, Virginia 22906 434.973.1664 Fax 434.973.5113

April 20, 2006

Dear Albemarle First Bank shareholder:

If you have not already, you will soon receive a copy of the Proxy Statement/Prospectus dated April 17, 2006 describing the proposed acquisition of Albemarle First Bank by Premier Community Bankshares, Inc. by means of the merger of Albemarle First Bank into Rockingham Heritage Bank, a subsidiary of Premier Community Bankshares, Inc., together with a proxy card for you to vote on the proposed transaction if you are unable or do not desire to attend the special meeting of Albemarle First Bank shareholders to be held on May 25, 2006.

As described in detail in the Proxy Statement/Prospectus, under the terms of the merger agreement you have the opportunity to elect to receive for each share of Albemarle First Bank common stock which you own either (i) $15.80 in cash or (ii) a to-be-determined portion of a share of Premier Community Bankshares common stock depending on the average closing price of Premier Community Bankshares common stock prior to the merger. As a result, you are able to elect to receive cash, Premier Community Bankshares common stock or a combination of cash and Premier Community Bankshares common stock for your shares of Albemarle First Bank common stock.

If you wish to make an election, you must complete the Election Form and Letter of Transmittal included in this package and return it together with the certificates representing the shares of Albemarle First Bank common stock with respect to which you have made the election so that Registrar and Transfer Company receives them prior to the election deadline of 5:00 p.m. Eastern Time on May 22, 2006. All Election Forms and Letters of Transmittal received by Registrar and Transfer Company after 5:00 p.m. Eastern Time on May 22, 2006 will be treated as not having made an election.

As you consider your alternatives, please remember that in the merger no less than 35% and no more than 50% of the total number of shares of Albemarle First Bank common stock may be exchanged for cash in the merger. If the total cash elections are less than the 35% minimum or exceed the 50% maximum, you may receive a different portion of cash and/or stock than you elected. The allocation and proration procedures are described in the Proxy Statement/Prospectus.

All of the documents necessary to complete an election are included in this package. Please review the following documents carefully:

•	The Election Form and Letter of Transmittal enables you to make your election and to attach your Albemarle First Bank stock certificates for those shares for which you have made the election. This form includes a Substitute Form W-9 to certify your taxpayer identification/social security number;

•	Form W-9 guidelines;

•	Frequently Asked Questions About Letters of Transmittal;

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities.

•	Notice of Guaranteed Delivery (Use this form if you are unable to deliver your Albemarle First Bank stock certificate(s) by the election deadline.);

•	A return envelope to mail items to the Exchange Agent, Registrar and Transfer Company, Attn: Reorg/Exchange Dept, P. O. Box 645, Cranford, New Jersey 07016-0645. Please note that this envelope is only useful for regular U.S. Mail. Due to the time sensitive nature of the transaction, you may wish to use a different form of delivery, such as an overnight courier. For non-U.S. Mail deliveries, please use the following address: Registrar and Transfer Company, Attn: Reorg/Exchange Dept., 10 Commerce Drive, Cranford, New Jersey 07016.

If you are making an election, please complete the Election Form and Letter of Transmittal, attach your certificates representing the shares of Albemarle First Bank common stock for which you are making an election and deliver these items to Registrar and Transfer Company. The Election Form and Letter of Transmittal and your Albemarle First Bank stock certificates must be received by Registrar and Transfer Company no later than the election deadline, which is 5:00 p.m. Eastern Time on May 22, 2006. If the election deadline is extended, Albemarle First Bank will announce the new election deadline in a press release, on its web site at www.albemarlefirstbank.com and in a filing by Premier Community Bankshares with the Securities and Exchange Commission. You also may obtain up-to-date information regarding the election deadline by calling Registrar and Transfer Company at 1-800-368-5948 or via e-mail to info@rtco.com.

You may revoke or change your election at any time before the election deadline by sending written notice of such revocation or change to Registrar and Transfer Company at one of the addresses provided in the Election Form and Letter of Transmittal. Please refer to the instructions if you desire to revoke or change your election.

If you do not submit an Election Form and Letter of Transmittal to Registrar and Transfer Company prior to the election deadline, or if you submit but then revoke your Election Form and Letter of Transmittal and do no resubmit another Election Form and Letter of Transmittal to Registrar and Transfer Company prior to the election deadline, you will be deemed not to have made an election and your shares of Albemarle First Bank common stock will be converted into the right to receive a cash payment of $15.80 or a portion of a share of Premier Community Bankshares common stock, subject to adjustment, for each share that you own in accordance with the allocation and proration provisions set forth in the merger agreement and described in the Proxy Statement/Prospectus.

You can find additional information about the merger and related transactions in the Proxy Statement/Prospectus which you either have or will receive in a separate mailing. The information contained in the Proxy Statement/Prospectus speaks as of April 17, 2006 and does not reflect subsequent developments. You should rely only on the information contained or expressly incorporated by reference into the Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by referenced in that document.

Should you have any questions regarding the forms or the election process, please contact Registrar and Transfer Company at 1-800-368-5948 or via e-mail to info@rtco.com.